Exhibit 10.16



                               CONTRACT OF SALE

      AGREEMENT made this 29th day of August, 1997, by and between BNC National Bank, a National Banking Association, (Buyer) and Preferred Investment Services, Inc., an Illinois corporation, (Seller).

                             W I T N E S S E T H:

      WHEREAS, Seller pursuant to written agreement provides certain administrative services with respect to Preferred Pension Investors I-87, an Illinois partnership formed to permit employee benefit plan trusts to buy, sell and otherwise deal with stocks, bonds and other fixed income securities consistent with the investment objectives of ERISA; and

     WHEREAS, Seller desires to sell and assign its rights and obligations under such written agreement; and

      WHEREAS, Buyer desires to assume certain administrative obligations and to buy from the Seller under the terms and conditions set forth herein its rights under said written agreement.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties have agreed and by these presents do agree as follows:


                    ARTICLE 1: PURCHASE AND SALE OF ASSETS

1.01 On the Closing Date (hereinafter defined) the Seller shall sell and Buyer shall purchase all of the Seller's right, title, and interest in and to the following designated assets owned by the Seller as the same shall exist on the Closing Date (collectively, the "Assets"):

      (a) All rights, privileges, and interests in the INVESTORS I-87 MANAGEMENT AGREEMENT dated April 21, 1987, ("I-87 Agreement") between Preferred Investment Services, Inc., and Preferred Pension Investors I-87, a partnership.

      (b) All books and records, historical billing information, correspondence files, customer files or any other business records relating to or used in connection with the servicing of the contract mentioned in subparagraph (a) above.


                    ARTICLE 2: PURCHASE PRICE AND PAYMENTS

2.01 Purchase Price. Buyer agrees to pay to Seller in consideration of the Assets described above the aggregate sum of 4.71 per cent (%) of the assets under management on August 31, 1997 pursuant to the I-87 Agreement.



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2.02 Method of Payment of Purchase  Price.  The purchase  price shall be paid as follows:

      (a) Earnest Money. Contemporaneously with the signing of this Agreement, Buyer shall pay Seller the sum of Three Hundred Thousand Dollars ($300,000.00) (the "Earnest Money"). The Earnest Money shall be paid on the purchase price. In the event that the transactions contemplated by this Agreement are not consummated for any reason other than a material breach of this Agreement by Buyer the Earnest Money promptly shall be returned to Buyer.

      (b) Cash Payment For Balance. Buyer shall pay to Seller the balance of the purchase price by wire transfer or other immediately available funds pursuant to subparagraph (c) below. As soon as possible after Closing, Seller shall furnish Buyer with a detailed listing of assets under management pursuant to the I-87 Agreement along with the valuation of the assets on August 31, 1997. Such listing shall be in the form of the August 31, 1997 participants statements prepared by Huntington Trust Company.

     (c) Final Accounting. Buyer shall be liable for all costs and expenses and shall be entitled to all income resulting from the administration of the Assets from and after August 31, 1997. Seller shall be liable for all costs and expenses and shall be entitled to all income resulting from the administration of the Assets prior to September 1, 1997. Realizing that both costs and expenses are billed and paid on a quarterly basis, a final accounting, including sums due pursuant to subparagraph (b) above, shall be prepared by Buyer within five business days after receipt from Seller of all invoices for expenses for the administration of the Assets for the third quarter of 1997. Buyer shall pay the total invoices for the third quarter and shall receive credit against the purchase price for the actual expenses due for the months of July and August 1997. Seller shall assign to Buyer the right to receive the quarterly management fee from the Preferred Pension Investors I-87 Partnership for management of the Assets and Buyer shall credit to Seller the actual management fees due for the months of July and August 1997. The final accounting along with payment for the balance due shall be remitted to Seller not later that the fifth business day following receipt by Buyer of the statements for expenses as mentioned above.


                     ARTICLE 3: ASSUMPTION OF LIABILITlES

3.01 Except as expressly set forth below in this paragraph 3.01, Buyer does not assume any liabilities or obligations of the Seller and Seller shall defend, indemnify and hold Buyer harmless from and against any and all obligations or liabilities of the Seller other than those expressly assumed. From and after the Closing Date, Buyer shall assume and pay, perform and discharge, and indemnify and hold Seller harmless from and against, the following future liabilities, obligations and commitments of Seller to be observed and performed by Seller from and after the Closing Date except obligations, liabilities or commitments accrued prior to the Closing Date:

      (a) All of Seller's obligations and commitments from and under the I-87 Agreement referred to in subparagraph 1.01 as the same may be modified with the cooperation of Buyer on or prior to the Closing Date.




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               ARTICLE 4: CLOSING DATE AND CLOSING TRANSACTIONS

4.01 The Closing of this Agreement shall be held on August 31, 1997. Closing shall take place at Seller's offices in Bismarck, North Dakota, or such location as Buyer and Seller shall mutually agree.

4.02 Seller agrees that on the Closing Date it will deliver to Buyer such assignments and consents to transfer, all in form satisfactory to the Buyer's counsel, as shall be effective to transfer to Buyer the assets to be conveyed, transferred and delivered to Buyer as provided in this Agreement. Without limiting the generality of the foregoing, Seller shall deliver to Buyer:

      (a) Appropriate instruments, in form satisfactory to Buyer's counsel, assigning and transferring to Buyer as of the Closing Date, all of the Seller's right, title and interest in, to and under all of the rights, assets and properties described in Section 1.01.


            ARTICLE 5: REPRESENTATIONS, WARRANTIES AND AGREEMENTS

5.01 Seller hereby represents and warrants to Buyer as follows, which representation and warranties, together with all other representations and warranties of Seller in this Agreement, shall, subject to the provisions of paragraph 9.02 hereof, survive the date hereof and the closing:

      (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Illinois and has all requisite power and authority to enter into this Agreement and perform its obligations hereunder.

      (b) The execution and delivery of this Agreement by Seller has been duly and validly authorized and approved by all necessary action by the Seller, and this Agreement is valid and binding agreement, enforceable against Seller in accordance with its terms.

      (c) The execution and carrying out of this Agreement and compliance with the provisions hereof by Seller will not violate any provision of law, will not, with or without the giving of notice and/or the passage of time, conflict with or result in any breach of any of the terms or conditions of, or constitute a default under any agreement or other instrument to which Seller is a party or by which it is bound, and will not result in the creation of any lien charge or encumbrance upon Seller's assets conveyed hereunder.

      (d) Seller has, or will secure, all requisite consents and assignments and is entitled to sell and convey to the Buyer all rights, assets and property described in Section 1.01 hereof, free and clear of all liens, pledges, encumbrances, charges and adverse claims whatsoever.

      (e) There are no actions, suits, proceedings, or investigations pending, or, to the knowledge of Seller, threatened, against Seller which may materially adversely affect the assets conveyed hereunder or customer relations of Seller's clients or the right of Seller to dispose of the assets being sold hereunder, or to enter into or carry out this Agreement, nor does Seller know of any basis for any such litigation, proceeding or investigation in the future.



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      (f)   No  representation or warranty made herein by Seller, or any written statement, schedule or certificate furnished to Buyer pursuant hereto or in connection with the transactions contemplated hereby by the Seller contains any untrue Statement of material fact or omits a material fact necessary to make the statement contained therein not misleading.

      (g) Seller has timely filed all Federal and state income tax returns relating to the assets conveyed and there are no proceedings pending nor to the knowledge of Seller threatened that would result in the imposition of additional tax based on income which might result in filing of a lien on any of the assets being acquired hereunder.

      (h) The contract to be transferred or assigned to Buyer under this Agreement will, on the Closing Date, be in full force and effect. Seller represents and warrants that Seller has complied in all material respects with the provisions of such contacts and is not, and at the time of Closing will not be in material default under such contract.

5.02 Buyer hereby represents and warrants to Seller as follows:

      (a) Buyer is a corporation duly organized, validly existing and in good standing under the applicable laws of the State of North Dakota, and has all requisite power and authority to enter into this Agreement and perform its obligations hereunder.

      (b) The execution and delivery of this Agreement by Buyer has been duly and validly authorized and approved by all necessary action, and this Agreement is valid and binding upon Buyer in accordance with its terms.

      (c) The execution and carrying out of this Agreement and the compliance with the provisions hereof by Buyer will not violate any provision of law, will not, with or without the giving of notice and/or the passage of time, conflict with or result in any breach of any of the terms or conditions of, or constitute a default under any agreement or other instrument to which Buyer is a party or by which it is bound, and will not result in the creation of any lien, charge or encumbrance upon Buyer's assets.

      (d) No representation or warranty of Buyer, or any statement or certificate furnished to Seller hereunder or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statement contained therein not misleading (except to the extent that such statements are made in reliance on Seller's representations and warranties).


                     ARTICLE 6: CONDITIONS TO OBLIGATIONS

6.01 The obligation of Buyer to perform or fulfill or carry out its agreements, undertakings and obligations herein made or expressed to be performed, fulfilled or carried out on or after the date hereof and on or before Closing Date is and shall be subject to fulfillment of or compliance with, on the date hereof and on or before Closing Date, of the following conditions precedent, any of which may be waived by Buyer:




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      (a)   Seller's  representations and warranties contained in this Agreement shall be true in all material respects; Seller shall have performed and complied in all material respects with all agreements required by this Agreement to be performed or complied with by it prior to or on the closing date.

      (b) There shall not have been instituted by any third party any suit or proceeding to restrain or invalidate this transaction or seeking damages from or to impose obligations upon Buyer as a result of this transaction which, in Buyer's good faith judgment, based upon the written advice of counsel, a copy of which shall be delivered to Seller, would involve expense or lapse of time that would be materially adverse to Buyer's interests.

      (c) There shall have been no material adverse change in the assets under management pursuant to the agreement between the date hereof and the Closing Date, and the business of Seller shall have been conducted between the date hereof and the Closing Date in the ordinary course of business consistent in all material respects with past practices.

6.02 The obligation of Seller to perform or fulfill or carry out their agreements, undertakings and obligations herein made or expressed or to be performed, fulfilled or carried out on or after the date hereof is and shall be subject to fulfillment of or compliance with, on the Closing Date, the following conditions precedent, any of which may be waived by
      Seller:

      (a) Buyer's representations and warranties contained in this Agreement shall be true in all material respects.

      (b) There shall not have been instituted by any third party any suit or proceeding to restrain or invalidate this transaction or seeking damages from or to impose obligations upon Seller as a result of this transaction which in Seller's good faith judgment, based upon the written advice of counsel, a copy of which shall be delivered to Buyer, would involve expense or lapse of time that would be materially adverse to Seller's interests.


                              ARTICLE 7: CLOSING

7.01 The Closing Date shall be August 31, 1997.

7.02 If this Agreement is terminated because of the mutual agreement of the parties or because any condition precedent to the obligations set forth in
      Section 6 hereof has not been timely satisfied or waived, then this Agreement shall become null and void and have no further effect, except that Seller and Buyer shall continue to indemnify and hold harmless the other, its officers, directors, partners or affiliated companies against any claim arising out of any breach of such party's, or its affiliated company's, representations and warranties with respect to the absence of any claim by any broker, finder, agent or other intermediary.


                             ARTICLE 8: INDEMNITY

8.01 Seller agrees from and after the Closing Date to indemnify and to hold Buyer harmless from and against and in respect of any losses incurred by Buyer from:


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      (a)   Breach of any  representation or warranty or  non-fulfillment of any agreement or covenant on the part of the Seller which survives the Closing Date under this Agreement.

      (b) Any claims made by creditors of Seller relating to the assets conveyed hereunder

      (c) All reasonable costs and expenses (including reasonable attorneys' fees) incurred by Buyer in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters Buyer is indemnified against by Seller in this Agreement.

      (d) All costs and expenses (including reasonable attorneys' fees) incurred by Buyer as a result of the failure of Seller to secure any consent to any agreement Seller was aware of to which such consent was required to be secured by Seller hereunder in order to vest Buyer with ownership of the assets.

8.02 Buyer agrees from and after the Closing to indemnify and to hold Seller harmless from and against and in respect of any losses incurred by Seller from:

      (a) Any and all damages, costs, claims and expenses arising by reason of Buyer's failure to materially perform and discharge all of the obligations and liabilities assumed by it hereunder.

      (b) Any claims made by creditors of Buyer relating to the asset conveyed hereunder which are incurred by Buyer from and after the Closing Date.

      (c) Any damage or deficiency resulting from any material misrepresentation, breach of warranty, or non-fulfillment of any agreement or covenant on the part of the Buyer under this Agreement, or from any material misrepresentation in or material omission from any other instrument furnished or to be furnished to Seller hereunder.

      (d) All reasonable costs and expenses (including reasonable attorneys' fees) incurred by Seller in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters Seller is indemnified against by Buyer in this Agreement.

8.03 The remedies provided to Seller and Buyer by this indemnity shall be in addition to, and not in lieu of, any other remedies to which the respective party is entitled at law or in equity for any breach or noncompliance by the other with the provisions of this Agreement.

8.04 Seller and Buyer each agrees to give prompt written notice to the other of any claim against the party giving notice which might give rise to a claim by it against the other party hereto based upon the indemnity agreement contained in Sections 8.01 and 8.02 hereof, stating the nature and basis of the claim and the actual or estimated amount thereof. In the event any action, suit or proceeding is brought against Seller or Buyer with respect to which the other party hereto may have liability under the indemnity agreement contained in Sections 8.01 or 8.02 hereof, the indemnifying party shall have the right, at its sole cost and expense, to defend such action in the name and on behalf of the indemnified party and in connection with any such action, suit or proceeding, the parties hereto agree to render to each other such assistance as may reasonably be required in order to insure the proper and adequate defense of any such action, suit or proceeding. The party hereto seeking indemnification hereunder shall not make any settlement of any claim which might give rise to liability to the other party hereto under the indemnity


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      contained in Sections 8.01 or 8.02 hereof  without the written  consent of such other party, which consent such other party covenants shall not be unreasonably withheld. In any event the indemnifying party shall not be obligated to make any payment pursuant to this indemnity agreement until the aggregate amount of the indemnifying party's liability hereunder for all claims exceeds $25,000 in the aggregate.


                           ARTICLE 9: MISCELLANEOUS

9.01 Each party hereto agrees to use its best efforts to cause the consummation of the transactions contemplated hereby including, but not limited to, using its best efforts to assure that the conditions to Closing are satisfied.

9.02 Each party hereto covenants and agrees that its representations and warranties contained in this Agreement and in any instrument of sale, assignment, conveyance, and transfer executed and delivered pursuant to this Agreement shall survive the date hereof and the closing, and such representations contained therein shall be of no further force and effect after the end of the twelfth (12th) month following the date hereof, except as to breaches theretofore discovered.

9.03 All notices, claims and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or mailed first class, postage prepaid:

      (a)   if to Buyer:

                  Mr. Tracy J. Scott
                  CEO
                  BNC National Bank
                  322 East Main
                  Bismarck, North Dakota 58501

      (b)   if to Seller:

                  Mr. Elliott Simon
                  President
                  Preferred Investment Services, Inc.
                  One East Wacker Drive, Suite 3622
                  Chicago, Illinois 60601

A. or at such other address as any party may from time to time furnish to the other party by notice given in accordance with the provisions of this Section. All notices shall be deemed given when mailed or personally delivered in the manner provided in this Section.

9.04 This Agreement, together with the Exhibits hereto, contains the entire understanding between the parties hereto concerning the subject matter hereof and may not be changed, modified, altered or terminated, except by an agreement in writing executed by the parties hereto. Any waiver by either party of any of its rights under this Agreement or of any breach of this Agreement shall not constitute a waiver of any other rights or of any other or future breach.



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9.05  Each and all of the rights and remedies in this  Agreement  provided,  and each and all of the rights and remedies allowed at law in equity in like case, shall be cumulative, and be exercise of one right or remedy shall not be exclusive of the right to exercise or resort to any and all other rights or remedies provided in this Agreement or at law or in equity.

9.06 This Agreement and all rights and obligations of the Buyer may be assigned, either before or after the Closing Date, without the consent of Seller, to an affiliate or subsidiary of Buyer or a limited partnership, the general partner of which is a wholly-owned subsidiary of Buyer, provided that any such assignment shall not relieve Buyer of any of its obligations hereunder.

9.07 Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement.

9.08 This Agreement has been executed in, and shall be construed in accordance with and subject to the laws and decisions of the State of North Dakota, applicable to contracts made and to be performed entirely therein. This Agreement may be executed in several counterparts, each of which shall be an original; but such counterparts shall together constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.


                                          BUYER:

                                          BNC NATIONAL BANK


                                          By: /s/ Tracy J. Scott
                                              TRACY J. SCOTT
                                          Its Chief Executive Officer



                                          SELLER:

                                          PREFERRED, INVESTMENT SERVICES,
                                          INC.

                                          By: /s/ Elliot Simon
                                              ELLIOT SIMON
                                          Its President